Exhibit 10.19

CONFIDENTIAL

Dated 23 May 2013

Revolving Credit Facility

(1)	CORDIAL INVESTMENTS INC.

(2)	IROKO PHARMACEUTICALS INC.

THIS AGREEMENT is dated 23 May 2013 and made by:

(1)	CORDIAL INVESTMENTS INC. a company incorporated in the British Virgin Islands, whose company number is 1734005 and whose registered office is at Geneva Place, Waterfront Drive, PO Box 3469, Road Town, Tortola, British Virgin Islands (the Lender); and

(2)	IROKO PHARMACEUTICALS INC. a company incorporated in the British Virgin Islands, whose company number is 1732699 and whose registered office is at Geneva Place, Waterfront Drive, PO Box 3469, Road Town, Tortola, British Virgin Islands (the Borrower).

IT IS AGREED as follows:

1	The Facility

The Lender will lend up to US$40 million to the Borrower (the Facility) subject to and in accordance with the terms, conditions and provisions of this Agreement.

2	Purpose

2.1	The Borrower shall use the Facility exclusively for working capital and other general corporate purposes.

3	Drawdown

3.1	The Facility will be available for drawdown by the Borrower from the date of the Agreement until the Repayment Date.

3.2	If the Borrower wishes to draw down the Facility it must notify the Lender in writing, by email or facsimile, on a date (being a day (other than a Saturday or Sunday) on which banks are ordinarily open for the transaction of normal banking business in New York, London, Cyprus and Zurich (a Business Day)) stating the amount in United States dollars of the proposed advance (the Loan). The Lender will pay the Loan directly in to the account notified by the Borrower to the Lender within 2 Business Days of the notification.

3.3	The Facility may be drawn in United States dollars in one or more Loans (the aggregate principal amount of all Loans drawn under the Facility being referred to collectively as the Loan).

4	Repayment

The Borrower will repay the Loan to the Lender on the 1st September 2013 (the Repayment Date).

5	Prepayment

5.1	The Borrower may prepay the whole or any part of the Loan on any Business Day without penalty.

5.2	Any amount of the Loan prepaid by the Borrower under clause 5.1 may not be redrawn.

6	Interest

The Loan will bear interest at a rate per annum equal to 0.25%, calculated on the basis of a 365 day year and the actual number of days elapsed.

7	Events of Default

7.1	Each of the following matters is an event of default (Event of Default):

(a)	the Borrower breaches any material term, condition or provision of this Agreement;

(b)	the Borrower becomes insolvent or unable to pay its debts as they become due;

(c)	the Borrower is dissolved or enters into liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction other than England or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction; or any step is taken by any person with a view to any of those things;

(d)	the Borrower is no longer a subsidiary of the Lender; and/or

(e)	in the opinion of the Lender, a material adverse change occurs in the financial condition of the Borrower, or any other event occurs which is likely materially and adversely to affect the ability of the Borrower to perform any of its obligations under this Agreement.

7.2	If an Event of Default has occurred and is continuing, the Lender may at any time, by giving written notice to the Borrower:

(a)	terminate the Facility (and the Facility shall be reduced to zero as a result);

(b)	demand repayment of all or any part of the Loan; and/or

(c)	declare that all or any part of the Loan is repayable on demand by the Lender at any time.

8	Payments

8.1	Each payment to be made by the Borrower under this Agreement will be made in full, without any set-off, deduction or counterclaim.

8.2	If the Borrower is required to make a deduction for tax from any payment for the account of the Lender, the amount payable by the Borrower will be increased to the extent necessary to ensure that, after the deduction has been made, the Lender receives (and is able to retain) a net sum equal to the amount which it would have received had that deduction not been made.

8.3	The Lender may at any time set off any credit balance to which the Borrower is entitled or any other indebtedness of the Lender to the Borrower against any sum then payable by the Borrower to the Lender under this Agreement.

9	General

9.1	The Borrower may not transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

9.2	Any notice or other communication under this Agreement must be in writing. It must be addressed for the attention of the person, and sent to the address, fax number or email address that a party may from time to time notify to the other party. It will be deemed to have been received by the relevant party on receipt at that address, fax number or email address (as the case may be).

9.3	This Agreement may be executed in counterparts.

9.4	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone who is not a party to this Agreement.

10	Law and jurisdiction

10.1	This Agreement and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

10.2	The Borrower irrevocably agrees that the English courts have exclusive jurisdiction and accordingly submits to the jurisdiction of the English courts in relation to any matter arising in connection with this Agreement or any non-contractual obligations connected with it (including regarding its existence).

10.3	The Borrower agrees that the English courts are the most appropriate and convenient courts to settle any matter falling within clause 10.2.

10.4	The Lender may bring proceedings in connection with this Agreement (including its existence) in any court of competent jurisdiction and, to the extent allowed by law, take concurrent proceedings in any number of jurisdictions.

10.5	The Lender and Borrower irrevocably appoint Kew Capital LLP at its registered office from time to time to receive on their behalf process issued out of the English courts in connection with this Agreement. Failure by the process agent to notify the Lender or the Borrower of the process will not invalidate the proceedings concerned. If this appointment is terminated for any reason, the Lender or Borrower will appoint a replacement agent and will ensure that the new agent notifies the Borrower or Lender (as applicable) of its acceptance of appointment.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTED	)
for and on behalf of	)
CORDIAL INVESTMENTS INC.	)
)
Authorised signatory

EXECUTED	)
for and on behalf of	)
IROKO PHARMACEUTICALS INC.	)
)
Authorised signatory

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